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                                                                    Exhibit 99.1

Investors:              Corporate Communications:

Derrick Nueman                                  Alexa Rudin
Ask Jeeves, Inc.                                Ask Jeeves, Inc.
Ph: (510) 985-7485                              Ph: (212) 807-9741 x129
dnueman@askjeeves.com                           alexa@askjeeves.com


ROGER STRAUCH TO STEP DOWN FROM ASK JEEVES BOARD OF DIRECTORS

EMERYVILLE, CA - APRIL 28, 2003 - Ask Jeeves, Inc. (Nasdaq: ASKJ) announced today that Roger Strauch has decided to step down from the Ask Jeeves Board of Directors effective April 25, 2003. At this point Strauch's board seat will not be replaced and the six current board members will remain.

Strauch served as Ask Jeeves' first Chief Executive Officer and has been a member of the board since August 1997. Strauch also served as Chairman of the Board from August 1997 to January 2001. Strauch is currently chairman of the Roda Group, a venture capital firm focused on developing companies through seed and early stage investments in innovative technologies. He leaves Ask Jeeves' board to focus on growing the Roda Group's early stage high-technology companies.

"Since putting incubator-stage seed money into Ask Jeeves back in 1997 I have seen the Company grow from a revolutionary idea to the second largest pure search engine on the Web. I could not be more proud of the accomplishments the Company has achieved," said Strauch. "Contributing to the establishment of Ask Jeeves as one the Web's greatest success stories has been an honor and a privilege. I depart feeling confident that Ask Jeeves is at a place where it will sustain profitability while growing market share."

"Roger's impassioned commitment and strategic vision for Ask Jeeves have been invaluable in establishing the company as a credible force within the search landscape," said Skip Battle, CEO of Ask Jeeves. "He has our sincere gratitude for his devotion and unwavering support and we look forward to continuing his legacy of success."

The remaining members of the board include Ask Jeeves' co-founder and the Company's current CEO, Garrett Gruener and Skip Battle respectively, as well as four outside directors, including David Carlick, James Kirsner, Geoffrey Yang and Joshua Goldman.

ABOUT ASK JEEVES, INC.

Ask Jeeves, Inc. is a provider of Web-wide search technologies. These technologies are offered through two business units: Web Properties and Jeeves Solutions(r). Ask Jeeves Web Properties
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provides consumers with authoritative and fast ways to find relevant information to their everyday searches. Web Properties deploys its search technologies on Ask Jeeves (Ask.com and Ask.co.uk), Teoma.com, and Ask Jeeves for Kids (AJKids.com). In addition to its Web sites, Ask Jeeves Web Properties syndicates its monetized search technology and advertising units to a network of affiliate partners. Jeeves Solutions is a provider of enterprise search software that delivers essential customer intelligence to approximately forty corporate customers including British Telecom, Ford, Nestle, Nike and Visa, as well as government users including the State of Washington. Ask Jeeves is based in Emeryville, California, with offices in New York, Boston, New Jersey, Los Angeles and London. For more information, visit www.AskJeevesInc.com or call 510-985-7400.

NOTE: Ask Jeeves, ask.com, Jeeves Solutions, JeevesOne, Teoma and Ask Jeeves for Kids are trademarks or registered trademarks of Ask Jeeves, Inc.

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